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                                                                    EXHIBIT 10.7

                          COLLEGE TELEVISION NETWORK
                   CTN presents the "Mentos Freshmaker" Tour
                                   Agreement
                              September 22, 1999


The following Agreement (the "Agreement") shall serve as the complete understanding between Contemporary Marketing Inc. ("CMI") and COLLEGE TELEVISION NETWORK ("CTN") as it relates to the CTN presents the "Mentos Freshmaker" Tour (the "Tour"). This Agreement covers work from July 1999 to the completion of the Tour scheduled to end on or about May 2000. The duties of the respective parties to this Agreement are specified below and in the Cost Summary dated July 20, 1999, attached as Exhibit A, a copy of which is annexed hereto and is hereby incorporated into this Agreement by reference and is made a part hereof.

I.   CTN presents the "Mentos Freshmaker" Tour
     CMI will provide the following services associated with the design, sell-in, management and touring of the Tour. The Tour will consist of five interactive activities housed under one 20' x 30' tent, four 10' x 10' tents, and one 20' x 20' tent to be used as the CTN/Link Magazine area, which will be the gateway to the "Activity Village."

     Project Administration
     The management of a twenty-five campus Tour including: operating budget, client meetings/reporting and all communication with CTN staff necessary for the successful execution of the CTN/Freshmaker Tour. Includes the services of Senior Management, Account Executive, Associate Account Executive, Project Coordinator and support staff necessary to implement, manage and coordinate the Tour, prepare all financial reports and recaps. CMI will provide the campus recap within two (2) business days after completion of each event. Recaps will include campus participation and premiums/samples distributed per sponsor.

     Campus Services
     Costs include all research, sell-in and follow-up communication necessary to secure event sites. CMI will develop a routing schedule and manage and coordinate all parties on a per venue basis including sell-in kits, event booking, local staffing, advertising placement, electrical and security. Includes the services of the Director or Production and coordination of staff to facilitate the above and troubleshoot as necessary.
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     Producer Services
     Cost includes the salary for one (1) Tour Manager, one (1) Technical Director and three (3) Event Producers to coordinate events and local market training for the Tour. The Tour Manager's responsibilities include: management of local venues, load-in and load-out of the events, overseeing the event to maintain quality control, management of all event activities and execution of repairs necessary to keep the Tour operational.

     Event Travel
     Includes travel expenses associated with the training and recaps of one
     (1) Tour Manager, one (1) Technical Director and three (3) Event Producers for sixteen (16) weeks. Also includes standard grade hotel accommodations and per diem, as well as airfare necessary to successfully execute the Tour.

     Local Labor/Event Day Staffing/Security
     Cost for contracting a combination of student and private agency labor to fulfill each campus' specific on-site needs. Costs are based on twenty-five (25) event days plus load-in/load-out and security requirements.
     .  4 student laborers to assist with load-in and load-out
     .  4 student laborers during event operating hours
     .  4 concert security guards
     .  1 overnight security guard
     .  2 concert technicians
     .  1 rigger

     Set Construction/Event Elements
     Includes costs to create and produce the following:
     .  (1) 20' x 30' Tent
     .  (4) 10' x 10' Tents
     . Includes estimated costs for four (4) co-sponsor(s) activities (includes sponsor specific A/V Equipment).

     Road Equipment/Tools/Supplies/Repairs On-going
     All estimated costs associated with road equipment materials, supplies, and wireless headsets for logistical communication that keep the Tour operational.
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     Audio/AV Equipment (Event)
     Includes cost to purchase the following equipment:
     .  Monitors with Road Case (for Stage Area, Antennae and
        Activities Structure)
     .  Video Camera for Stage
     .  AV Control Rack for Camera and Audio/Monitor Control
     .  Rack Construction/Cable Production
     .  Gobo Lights

     Audio/AV Equipment (Concert)
     Includes cost to lease/purchase the following equipment:
     .  Stage Trailer
     .  Concert Lighting
     .  Concert Sound
     .  Generator
     .  Venue Fees and Permitting (TBD)

     Graphics
     Includes cost to produce and develop the following creative materials:
     .    Tent Graphics/Header/Signage
     .    Stage Graphics Backdrop
     .    Activity Area Graphics
     .    Banners/Flags/Signage/etc.
     .    Sandwich Boards
     .    Campus Newspaper Ads

     Truck Graphics
     Includes cost to design and produce truck graphics for two (2) 48' trailers. Also includes cost for application and deapplication of graphics.

     Stage/Concert Requirements
     Includes cost to purchase materials for stage and concert areas such as snow fencing equipped with poles, clips and bases as well as a 10' x 20' "backstage" tent.

     Technical/Power/Generator Fuel (Event Only)
     Includes costs to rent and maintain one (1) generator and distribution panel. Also includes cost to purchase fuel and cable for the generator.
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     Trucking/Transportation
     Cost to lease and operate two (2) 48' tractor-trailers throughout the duration of the Tour. Also includes costs associated with an additional truck rental for (miscellaneous storage; tow generator, etc.), as well as trucking costs for the in-active weeks of the tour.

     Staff Vehicles
     Includes costs to rent one (1) staff vehicle for travel throughout the Tour and training. Also includes mileage, fuel, tolls and maintenance of the vehicle.

     Creative Development
     Includes the services of a Creative Director, Art Director, Copywriter, Graphic Production Artist and Traffic Manager necessary to produce the booth signage and creative materials.

     Concept Development
     Cost includes creative and production hours necessary to develop and design the concept for the CTN/Mentos FreshMaker Tour. Includes materials and hours to produce sell-in materials.

     Agency Travel
     All travel expenses incurred by CMI, including Senior Management, Account Executive, Creative Director and the Director of Production to attend events/client meetings, reviews and events requested by CTN and the sponsors over the course of the Tour. All associated costs will be treated as a pass through expense with approval from CTN prior to finalizing arrangements.

     Print Advertising
     Includes placement of promotional ads at twenty-five (25) campuses. Costs are based on the following schedule:
     Full Page          Week prior to event

     Hospitality Tent
     Costs associated with purchasing one (1) 20' x 20' tent, to be used for sponsor hospitality purposes, and talent autograph signings. Also includes costs for tables, table skirts, chairs and miscellaneous signage.

     CTN/LINK Tent
     Includes costs for client requested additional 20' x 20' tent to be utilized by CTN and Link Magazine. Costs include all signage for the tent.
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     Mentos Activity
     Costs for Mentos blue screen activity tent, which is in addition to the previously submitted concert cost.

     Climbing Wall
     Includes costs for Colgate/Palmolive climbing wall as a part of the activity village. Includes all incremental costs associated with the climbing wall activity. Costs include the following: two (2) dedicated event producers, staff training equipment and vehicle upgrade to tow the wall throughout the duration of the Tour. CMI shall be responsible for the utilization, maintenance and use of such climbing wall.

     Pre-Promotion
     Includes costs for production and distribution of posters for each school throughout the Tour. Costs also include pre-promotion labor of two (2) students to distribute material throughout each of the campuses.

     Co-Sponsor Activity Enhancement
     Costs associated with enhancing the activity of each co-sponsor activity, which includes intensified requirements for AV equipment and additional signage, if necessary.

     Shipping/Communications
     Costs associated with the shipment of various CTN materials, drop shipping to specific event locations and any shipping necessary to implement the program. Includes estimated costs associated with the Tour Manager's pager, fax services and other means of communication necessary to successfully execute the Tour. All associated costs will be treated as a pass through expense, calculator and billed monthly.

     Warehousing/Consolidation/Distribution Services
     Includes estimated costs necessary for storing and distributing premium items and materials over the course of the program. This will be re-evaluated once program has been defined and material quantities have been determined.
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     Legal
     CMI will provide a certificate of General Liability Insurance of five million dollars ($5,000,000), listing CTN as an additional insured with respect to CMI's negligence, performance, or non performance in executing any of CMI's responsibilities as set forth herein, or for any information, materials or artwork supplied by CMI hereunder. Cost is estimated and will be billed as a pass through expense.

     CTN Supplied Materials
     It is assumed that the sponsors will supply all Tour apparel and premiums.

     Miscellaneous
     The costs associated with miscellaneous materials supplies or components, which may arise over the course of the program.

     Program Documentation
     Cost to purchase and develop film over the course of the Tour.

II.  Insurance
CMI shall, at all times during the term of this Agreement keep in full force and effect with a responsible insurance company a commercial general liability policy or policies with combined limits of no less than Five Million Dollars ($5,000,000.00) per occurrence and workers' compensation coverage covering the employees of CMI with minimum statutory limits as required by the State and employers' liability limits of $1,000,000 per accident. Additionally, CMI will maintain commercial property coverage with respect to CTN items and materials while in the care, custody and control of CMI. Policies in force shall comply with applicable insurance laws in the State of New Jersey.

CTN will self insure for its product liability risks and will meet the financial and regulatory requirements of a self-insured entity. CTN shall maintain excess coverage above its self insured program and will keep in full force and effect with a responsible insurance company a policy or policies for its general liability risks not assumed under its self-insured program with limits no less than $5,000,000 per occurrence.
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Prior to the performance of the first event under this agreement, CMI shall provide CTN with a certificate of insurance evidencing the existence of the general liability, workers compensation and property policies required by this Agreement. Similarly, CTN shall provide CMI evidence its self-insured program and coverage not assumed under said program as required by this Agreement. Each party to this Agreement will provide the other with sixty (60) days written notice prior to the termination of coverages noted herein prior to the expiration noted on the certificate.

Throughout the term of this Agreement CMI shall at its sole cost and expense maintain insurance covering all risks of physical loss or damage for the full replacement cost value of the property owned and/or supplied by CTN while it remains in CMI's care, custody and control.



III.  Indemnification
CMI agrees to indemnify, defend and hold harmless CTN, its parent, affiliates and subsidiaries and all of its respective employees, officers, directors and agents from and against any and all third-party liabilities, demands, suits, damages, claims, causes of action, costs and expenses (including reasonable attorney fees and court costs), arising directly or indirectly, in connection with CMI's breach of the provisions hereof, as a result of CMI's negligence, performance, or non-performance in executing any of CMI's responsibilities as set forth herein, or as a result of injury, damage or any other occurrence relating to the concert tour including but not limited to the climbing wall referred to herein or from any information, materials or artwork supplied by CMI hereunder.

CTN agrees to indemnify, defend and hold harmless CMI, its parent, affiliates and subsidiaries and all of its respective employees, officers, directors and agents, from and against any and all third-party claims, demands, damages, causes of action, liabilities, costs and expenses (including reasonable attorney fees and court costs), arising directly or indirectly from any information, materials, and art work that CTN supplies to CMI and or CTN breach of the provisions hereof.
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Each party shall give the other prompt notice of any claim covered by this
Section III. The indemnifying party shall be entitled to control the defense of such claim with counsel reasonably satisfactory to the indemnified party. The indemnified party may, at its own expense, participate in the defense of any claim after the indemnifying party assumes control of the defense thereof. In no event shall either party be liable to the other party, under this Agreement or otherwise, for special damages, consequential damages or lost profits or revenues, even if informed of the possibility of such damages or losses. The indemnities in this Section III shall survive any termination or expiration of this Agreement.

IV.  Terms

In full consideration for the execution of the Promotion as detailed herein, CTN shall pay CMI the amounts specified in Exhibit A. CTN shall pay CMI in accordance with the payment schedule attached as Exhibit B, a copy of which is annexed hereto and is hereby incorporated into the Agreement by reference and is made a part hereof.

CTN agrees to reimburse CMI for any additional costs and additional fees incurred provided said costs have CTN's prior written approval. CMI shall submit all invoices and support materials for said costs to CTN and CTN shall remit payment for such invoices pursuant to CMI's invoice terms.

   III. Terms (cont.)

CMI reserves the right to charge interest at the rate of 1.5% per month if payment per the attached schedules is not received within the forty-five (45) day period from each invoice date. CTN agrees that payment shall not be unreasonably withheld and shall in good faith make every effort to meet the dates as outlined in the payment schedules.
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V.  Incremental/Production Schedule

If CTN should request or cause a delay in implementing and executing the Tour, make additions or deletions which will change the overall scope of the Tour or the schedule of the Tour, or increase the cost of the Tour then, before implementing any such change, CMI will: 1) submit a detailed description of the change itemizing the incremental costs and fees to be signed and dated by CTN, and 2) adjust the payment schedule to reflect additional costs subject to CTN approval. CTN agrees to pay for the incremental costs and fees associated with any incrementals requested by CTN subject to the notification and approval requirements contained herein.

VI.  Termination

This Agreement may be terminated by either party upon thirty- (30) days written notice to the other party in the event that the other party breaches any material term or condition of this Agreement (a "default"). However, if the defaulting party cures such default within such thirty- (30) day period, the termination notice will be deemed to have been withdrawn. If this Agreement is terminated by CMI due to a default by CTN, CTN agrees to pay CMI for all services and fees incurred up to the date of termination including any liabilities to third party vendors which CMI may have incurred and which are within the attached budget or approved incremental.

VII.  Force Majeure

Neither party hereto shall be considered in default of this Agreement or be liable for damages, for any failure of performance hereunder occasioned by an act of God, force of nature, accident, war or warlike activity, insurrection or civil commotion, labor dispute, transportation delay, governmental regulatory action (whether or not with proper authority) or other cause similar or dissimilar to the foregoing and beyond its reasonable control, provided the party so affected gives prompt notice to the other. In the event of a suspension of any obligation by reason of this section which extends beyond ten
(10) days, the party not affected may, at its option, elect to cancel those aspects of this Agreement that is reasonably feasible to terminate.
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VIII.  Ownership

CMI agrees that all signage and promotional materials developed, constructed or purchased by CMI in respect to CTN are the sole and exclusive property of CTN and, as between CTN and CMI, CTN shall own all rights, titles and interest in such materials. CMI shall notify CTN of any and all third-party rights in or to any materials furnished by CMI hereunder. CMI agrees to store all program components after completion of the program for a period of time specified by CTN. CTN agrees to pay CMI a fee to be agreed upon in advance and in writing by CTN and CMI for said storage.

IX.  Complete Agreement

This Agreement sets forth the entire agreement between the parties concerning the Tour, superseding all prior verbal or written communications with respect to the terms hereof, and may not be altered, modified or changed in any way by either party without the prior express written consent of the other.

X.  Confidentiality

In connection with the services provided hereunder, each party may, from time to time, be exposed to and will be furnished with certain information, material and data including but not limited to marketing plans and financial data, which are confidential. Each party, its parent, subsidiaries and affiliates and employees shall keep confidential and shall not reveal or disclose any of said information, material or data to anyone, during the term of this Agreement or thereafter, without the express written permission of the other party or in compliance with a court order.
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XI.  Governing Law

This Agreement shall be deemed to have been made in the State of Missouri and governed by the laws of the State of Missouri applicable to contracts performed entirely herein.

If the foregoing is in accordance with your understanding and is acceptable to you, please so indicate by signing all copies of the enclosed Agreement and returning one of them to CMI.

AGREED AND ACCEPTED:


BY:  /s/ Peter Kauff                            DATE: September 22, 1999
    ---------------------------------                 ------------------
     College Television Network
     Peter Kauff
     Vice Chairman



BY:  /s/ Stephen Greifer                        DATE: September 22, 1999
    ---------------------------------                 ------------------
     Contemporary  Marketing Inc.
     Stephen Greifer
     Senior Vice President, General Manager
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CTN presents the "Mentos Freshmaker" Tour
Exhibit A
Cost Summary 7/20/99
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
Element                                                      BUDGET
Project Administration                                      100,000.00
Concept Development                                          15,000.00
Agency Travel                                              As Incurred
Road Equipment/Tools/Supplies                                 5,250.00
Shipping/Communication                                     As Incurred
Warehousing/Consolidation/Distribution Services               5,156.25
Film Development                                                687.50
Insurance/Legal                                               8,000.00
CTN Supplied Materials                                 Client Provided
Miscellaneous                                                 5,031.25
Set Construction                                             34,062.50
Event Elements                                               87,500.00
Audio/A/V Equipment (Event)                                  35,000.00
Audio/A/V Equipment (Concert)                               120,512.50
Creative Development                                         18,750.00
Graphics                                                     52,500.00
Truck Graphics                                               27,500.00
Stage/Concert Requirements                                   10,875.00
Producer Services                                            69,495.00
Event Day Staffing/Security                                 114,270.00
Event Travel                                                 63,384.00
Load-in/Load-out Labor                                       17,500.00
Trucking/Transportation                                     114,073.75
Staff Vehicles                                               26,197.50
Campus Services                                               6,250.00
Technical/Power/Generator Fuel (Event Only)                  18,915.00
Hospitality Tent                                             12,650.00
CTN/Link Tent                                                12,500.00
Mentos Activity                                              37,500.00
Climbing Wall                                                47,417.00
Pre-Promotion                                                41,250.00
Co-Sponsor Activity Enhancement                              11,000.00
Project Total                                            $1,118,227.00
                                                         =============